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                           December 9, 2021

       Robert Dunn
       Chief Executive Officer
       ZION OIL & GAS INC
       12655 North Central Expressway, Suite 1000
       Dallas, TX 75243

                                                        Re: ZION OIL & GAS INC
                                                            Registration
Statement on Form S-3
                                                            Filed December 1,
2021
                                                            File No. 333-261452

       Dear Mr. Dunn:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

                                                        Please contact Liz
Packebusch, Staff Attorney, at (202) 551-8749 with any questions.




                           Sincerely,


                           Division of Corporation Finance

                           Office of Energy & Transportation
       cc:                                              David Aboudi